                                                                      EXHIBIT 12


                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)



(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                                  Six Months                          Year Ended December 31
                                    Ended       ------------------------------------------------------------------
                                June 30, 1999      1998           1997          1996          1995          1994
                                -------------   ---------      ---------     ---------     ---------     ---------

Fixed charges                     $ 239,673     $ 673,233      $ 633,845     $ 598,312     $ 584,137     $ 474,844
Preferred stock dividends            11,409        22,342         25,457        36,356        39,334        38,876
                                  ---------     ---------      ---------     ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         251,082       695,575        659,302       634,668       623,471       513,720
Net income (loss)                    30,590      (234,764)       159,926       127,228        77,359        85,579
                                  ---------     ---------      ---------     ---------     ---------     ---------
    Total                         $ 281,672     $ 460,811      $ 819,228     $ 761,896     $ 700,830     $ 599,299
                                  =========     =========      =========     =========     =========     =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.12:1        0.66:1         1.24:1        1.20:1        1.12:1        1.17:1
                                  =========     =========      =========     =========     =========     =========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                  Six Months                           Year Ended December 31
                                    Ended       -------------------------------------------------------------------
                                June 30, 1999      1998          1997           1996         1995          1994
                                -------------   ---------      ---------     ---------     ---------     ---------
Fixed charges                     $  94,241     $ 332,985      $ 352,348     $ 283,974     $ 223,751     $ 139,188
Preferred stock dividends            11,409        22,342         25,457        36,356        39,334        38,876
                                  ---------     ---------      ---------     ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         105,650       355,327        377,805       320,330       263,085       178,064
Net income (loss)                    30,590      (234,764)       159,926       127,228        77,359        85,579
                                  ---------     ---------      ---------     ---------     ---------     ---------
    Total                         $ 136,240     $ 120,563      $ 537,731     $ 447,558     $ 340,444     $ 263,643
                                  =========     =========      =========     =========     =========     =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    1.29:1        0.34:1         1.42:1        1.40:1        1.29:1        1.48:1
                                  =========     =========      =========     =========     =========     =========